Exhibit 23(b)


CONSENT OF PRICEWATERHOUSECOOPERS LLP

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement of Rare Medium Group, Inc. (the "Company") on Form S-8 of our report dated March 20, 1998, relating to the consolidated financial statements of the Company, which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference in this Registration Statement of our report, dated March 20, 1998, relating to the financial statements of Engelhard/ICC, which also appears in such Annual Report on Form 10-K for the year ended December 31, 1999.

PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
October 30, 2000